Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

•	Forms S-3 (File No. 333-262551, 333-283307 and 333-284222) of Inhibikase Therapeutics, Inc.,

•	Forms S-8 (File No. 333-259555 and 333-284687) pertaining to the Inhibikase Therapeutics, Inc. 2020 Equity Incentive Plan of Inhibikase Therapeutics, Inc., and

•	Forms S-1 (File No. 333-269521 and 333-280317) of Inhibikase Therapeutics, Inc.

of our report dated March 27, 2025, with respect to the consolidated financial statements of Inhibikase Therapeutics, Inc. and Subsidiary included in this Annual Report (Form 10-K) of Inhibikase Therapeutics, Inc. and Subsidiary for the years ended December 31, 2024 and December 31, 2023.

/s/ CohnReznick LLP
Holmdel, New Jersey
March 27, 2025